Exhibit 99.1

Hennessy Advisors, Inc. Reports Second Quarter Earnings and Announces Quarterly Dividend

NOVATO, Calif., May 12, 2021 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) reported results for its second fiscal quarter of 2021, which ended March 31, 2021. The firm also announced a quarterly dividend of $0.1375 per share to be paid on June 4, 2021, to shareholders of record as of May 25, 2021, which represents an annualized dividend yield of 6.0%.*

"Over the past quarter, U.S. GDP grew 6.4%, driven primarily by increased consumer spending. While this is welcome news for the economy and the asset management industry, I was also overjoyed on a personal level to see the hope and optimism that built as vaccinations rose and communities began to reopen during the quarter," said Neil Hennessy, Chairman and CEO. "The average Americans' balance sheet is in good shape with leverage lower than it has been in many years. Even prior to the recent stimulus package, U.S. consumers had amassed personal savings of close to $2 trillion. Corporations also have excess cash on their balance sheets, estimated at over $7 trillion combined for S&P 500® Index companies. I am confident that with the continued push and enthusiasm toward reopening, stable interest rates, and modest inflation, the stock market and U.S. economy will thrive," said Mr. Hennessy.

"While our average assets for the period are still rebounding from last year's sharp market decline, our year–over–year total ending assets under management have increased. Our cash growth continues to be strong, and we will once again pay our quarterly dividend while strengthening our balance sheet," said Teresa Nilsen, President and COO. "Even in the toughest of times, we continue to make great progress and invest in our people, technology, and mutual fund products. I believe these investments make us nimble, versatile, and well–positioned for the future as we continue to search for strategic acquisitions and potential opportunities to bring value to our shareholders," she added.

Summary Highlights (compared to the prior comparable period ended March 31, 2020):

  Total revenue of $7.9 million, a decrease of 11%.
  Net income of $1.9 million, a decrease of 4%.
  Fully diluted earnings per share of $0.26, a decrease of 4%.
  Average assets under management, upon which revenue is earned, of $3.9 billion, a decrease of 11%.
  Total assets under management of $4.0 billion, an increase of 21%.
  Cash and cash equivalents of $11.5 million, an increase of 64%.

	Three Months Ended Mar. 31,		Change
	2021	2020	Dollar	Percent
Total Revenue	$ 7,934,057	$ 8,879,000	$ (944,943)	-10.6%
Net Income	1,885,516	1,970,207	(84,691)	-4.3%
Earnings Per Share (Diluted)	0.26	0.27	(0.01)	-3.7%
Weighted Average Number of Shares Outstanding (Diluted)	7,382,854	7,393,167	(10,313)	-0.1%
Mutual Fund Average Assets Under Management	3,918,388,292	4,377,503,224	(459,114,932)	-10.5%

	As of Mar. 31,
	2021	2020
Mutual Fund Total Assets Under Management	$ 4,023,364,123	$ 3,319,932,075	$ 703,432,048	21.2%
Cash and Cash Equivalents	11,476,204	6,996,827	4,479,377	64.0%

* Based on the closing stock price of $9.24 on May 11, 2021, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy–and–hold philosophy that rejects the idea of market timing.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements
This press release contains "forward-looking statements" for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward–looking statements relate to expectations and projections about future events based on currently available information. Forward–looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward–looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled "Risk Factors" and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward–looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354; Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061